UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2019

Ceridian HCM Holding Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38467	46-3231686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 853-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 6, 2019, Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) issued a press release announcing its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2018. A copy of the press release is furnished as Exhibit 99.1 to this current report and is incorporated by reference herein. The information furnished on this Current Report on Form 8-K, including the exhibit attached, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Management Incentive Plan

On February 5, 2019, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company approved payouts under the Company’s 2018 Management Incentive Plan (the “2018 MIP”), including payouts to the Company’s named executive officers.

The Board originally approved the 2018 MIP on December 20, 2017 for the incentive period of January 1, 2018 through December 31, 2018. The 2018 MIP was designed to drive Company results related to its key financial metrics and to provide incentive compensation to active eligible employees who play a key role in the Company accomplishing its objectives.

Receipt of cash incentive compensation under the 2018 MIP was based on the Company’s achievement of operating revenue and operating EBITDA financial goals for fiscal year 2018. Both operating revenue and operating EBITDA were calculated based on the Company’s operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Board.

The target incentive compensation level for David D. Ossip, our Chief Executive Officer, was fixed at $800,000, representing 114% of his base salary.  Target incentive compensation amounts were weighted 60% for the operating revenue goal and 40% for the operating EBITDA goal. Target incentive compensation levels as a percentage of base salary were 80% for Paul D. Elliott, our Chief Operating Officer, and 80% for Arthur Gitajn, our Executive Vice President and Chief Financial Officer.

For fiscal 2018, the Company achieved 99.3% of its operating revenue goal at the target level and 101.3% of its operating EBITDA goal at the target level.  Due to many positive developments for the Company in 2018, including the execution of one of the most successful initial public offerings in 2018 and new records in Dayforce and Cloud revenue, the Compensation Committee utilized its discretion to make 2018 MIP payouts to the Company’s employees, including the Company’s named executive officers.  The payouts to the Company’s named executive officers are comprised of a cash payment equal to 100% of the target payment and a stock option award in the amount representing the fair value of approximately 15% of the target payment.  The table below sets forth the cash payments and stock option awards to the Company’s named executive officers.

Payment Type	David D. Ossip	Paul D. Elliott	Arthur Gitajn
Cash ($)	$800,000	$278,654*	$234,656*
Stock Option (#)	10,390	3,619	3,048

* The cash amounts in the table for Mr. Elliott and Mr. Gitajn were converted to U.S. dollars from Canadian dollars based on an exchange rate of as of December 31, 2018 of $1.3637 Canadian dollar per U.S. dollar.

The stock options for the named executive officers were approved by the Board on February 5, 2019, and will be granted on February 8, 2019 with an exercise price equal to the closing price of the Company’s common stock on such date.  The stock options will have a ten-year term, will vest 25% on each of the first four anniversaries of the date of grant, and will be granted pursuant to the Company’s 2018 Equity Incentive Plan.

2019 Management Incentive Plan

On February 5, 2019, the Compensation Committee also approved the Company’s 2019 Management Incentive Plan (the “2019 MIP”). The 2019 MIP covers the incentive period of January 1, 2019 through December 31, 2019. The 2019 MIP is designed to drive Company results related to its key financial metrics and to provide incentive compensation to active eligible employees who play a key role in the Company accomplishing its objectives.

Receipt of cash incentive compensation under the 2019 MIP is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal year 2019. Target incentive compensation amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Both revenue and adjusted EBITDA are calculated based on the Company’s operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts as approved by the Compensation Committee or the Board.

Target incentive compensation level for Mr. Ossip is $800,000, or 114% of his current base salary.  Target incentive compensation levels as a percentage of base salary are 80% for Mr. Elliott, and 80% for Mr. Gitajn. Depending upon the Company’s performance against the goals, participants are eligible to earn at least 100% of each of the revenue and adjusted EBITDA portions of their target incentive compensation amount.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished pursuant to Item 2.02 with this report and shall not be deemed to be “filed.”

Exhibit No.	Description

99.1	Press Release dated as of February 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: February 6, 2019